Exhibit 99.1

Hecla Reports Third Quarter 2017 Results

Record gold production, increased throughput and higher base metals prices substantially reduced cash costs, after by-product credits, per gold and silver ounce.

COEUR D'ALENE, Idaho--(BUSINESS WIRE)--November 7, 2017--Hecla Mining Company (NYSE:HL) today announced third quarter financial and operating results.

HIGHLIGHTS (Compared to Third Quarter of 2016)

  Net income applicable to common stockholders of $1.3 million, or $0.00 per share.
  Adjusted net income applicable to common stockholders of $16.0 million, or $0.04 per share.1
  Cost of sales and other direct production costs and depreciation, depletion and amortization ("cost of sales") of $97.2 million.
  Silver cash cost, after by-product credits, of negative $0.63 per ounce, the lowest in 7 years.2
  All in sustaining cost ("AISC"), after by-product credits, of $6.65 per silver ounce, down 47%.3
  Gold production of 63,046 ounces, up 21% as a result of strongest performance of Casa Berardi since its acquisition.
  Capital expenditures of $24.4 million, a 44% decline.
  Cash and cash equivalents and short-term investments of $205.9 million at September 30, 2017, up $4 million over the second quarter.
  Lowering estimates for annual cash cost, after by-product credits, per silver ounce for Greens Creek and San Sebastian.
  The strike by the union workers at Lucky Friday continues.

"The third quarter continued Hecla's strong operating performance, which coupled with higher zinc and lead prices, resulted in silver cash costs, after by-product credits, of negative $0.63 per ounce, the lowest in 7 years and allows us to lower our cost guidance," said Phillips S. Baker Jr., President and CEO. "Both Casa Berardi and Greens Creek set records for throughput and San Sebastian had its strongest silver production of the year. The operating performance combined with lower capital expenditure allows Hecla to continue to generate positive cash flow and strengthen our balance sheet."

FINANCIAL OVERVIEW

	Third Quarter Ended		Nine Months Ended
HIGHLIGHTS	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
FINANCIAL DATA
Sales (000)	$140,839	$179,393	$417,662	$481,712
Gross profit (000)	$43,637	$58,685	$109,760	$147,958
Income applicable to common shareholders (000)	$1,274	$25,651	$3,816	$48,871
Basic and diluted income per common share	$—	$0.07	$0.01	$0.13
Net income (000)	$1,412	$25,789	$4,230	$49,285
Cash provided by operating activities (000)	$28,294	$86,976	$74,115	$173,114

Net income applicable to common shareholders for the third quarter was $1.3 million, or $0.00 per share, compared to $25.7 million, or $0.07 per share, for the same period a year ago, the result mainly due to the following items:

  Sales of $140.8 million impacted by the ongoing strike at Lucky Friday and build-up of product inventory during the quarter of approximately $12.9 million, primarily due to the timing of concentrate shipments at Greens Creek.
  Lower realized silver and gold prices, partially offset by higher zinc and lead prices.
  Mark to market loss on base metal derivatives contracts of $11.2 million due to the higher zinc and lead prices, compared to the third quarter of 2016 when there wasn't an active hedging program.
  Net foreign exchange loss of $4.8 million versus a gain of $2.4 million in third quarter of 2016 due to the strength of the Canadian dollar.
  Interest expense, net of amount capitalized, of $9.4 million in the third quarter of 2017, increased over the $5.6 million recognized in the third quarter of 2016, primarily due to interest being capitalized in the 2016 period related to construction of the #4 Shaft.
  An increase of $4.6 million in exploration and pre-development expenditures over the third quarter of 2016, particularly focused on San Sebastian and Casa Berardi.
  Lucky Friday suspension costs of $3.7 million, along with $1.1 million in non-cash depreciation expense, in the third quarter of 2017. Limited production and capital improvements are being performed by salaried staff.

Operating cash flow was $28.3 million compared to $87.0 million in the third quarter of 2016, with the decrease due to the timing of concentrate shipments, primarily at Greens Creek and increased payment of estimated income taxes in Mexico. These factors were partially offset by an increase in gold production and higher base metals prices.

Adjusted EBITDA was $60.8 million compared to $78.8 million in the third quarter of 2016, with the decrease mainly due to lower and no concentrate shipments at Greens Creek and Lucky Friday, respectively, and lower precious metals prices, partially offset by an increase in gold sales and higher base metals prices.4

Capital expenditures at the operations totaled $25.5 million for the third quarter 2017 compared to $42.0 million in the third quarter of 2016, with the decrease due to completion of the #4 Shaft, limited activity at Lucky Friday due to the ongoing strike, and reduced capital spending at Greens Creek and Casa Berardi, partially offset by costs related to underground development at San Sebastian. Expenditures were $13.8 million at Casa Berardi, $8.2 million at Greens Creek, $3.4 million at San Sebastian and $0.2 million at Lucky Friday.

Metals Prices

The average realized silver price in the third quarter was $17.01 per ounce, 13% lower than the $19.53 price realized in the third quarter of 2016. The average realized gold price in the third quarter was $1,283 per ounce, 4% lower than the prior year period. Realized lead and zinc prices increased by 27%, and 43% respectively, from the third quarter of 2016.

OPERATIONS OVERVIEW

Overview

The following table provides the production summary on a consolidated basis for the third quarter and nine months ended September 30, 2017 and 2016:

		Third Quarter Ended		Nine Months Ended
		September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
PRODUCTION SUMMARY
Silver -	Ounces produced	3,323,157	4,316,663	9,500,058	13,200,765
	Payable ounces sold	2,540,817	4,284,842	8,098,652	12,222,084
Gold -	Ounces produced	63,046	52,126	171,720	170,779
	Payable ounces sold	57,380	50,348	161,921	161,217
Lead -	Tons produced	5,370	10,411	18,426	31,840
	Payable tons sold	2,936	9,967	13,612	28,380
Zinc -	Tons produced	14,497	14,825	43,000	50,321
	Payable tons sold	8,444	13,596	29,269	37,948

The following tables provide a summary of the final production, cost of sales, cash cost, after by-product credits, per silver and gold ounce, and AISC, after by-product credits, per silver and gold ounce for the third quarter and nine months ended September 30, 2017:

Third Quarter End			Greens Creek		Lucky Friday	Casa Berardi		San Sebastian
September 30, 2017	Silver	Gold	Silver	Gold	Silver	Gold	Silver	Silver	Gold
Production (ounces)	3,323,157	63,046	2,344,315	12,563	88,298	44,141	9,659	880,885	6,342
Increase/(decrease) over 2016	(23)%	21%	(4)%	5%	(90)%	38%	16%	(10)%	(23)%
Cost of sales and other direct production costs and depreciation, depletion and amortization (000)	$48,606	$48,595	$41,927	N/A	$—	$48,595	N/A	$6,680	N/A
Increase/(decrease) over 2016	(42)%	34%	(28)%	N/A	N/A	34%	N/A	2%	N/A
Cash costs, after by-product credits, per silver or gold ounce [2,5]	$(0.63)	$750	$(0.15)	N/A	$11.60	$750	N/A	$(3.12)	N/A
Increase/(decrease) over 2016	(117)%	(18)%	(103)%	N/A	28%	(18)%	N/A	23%	N/A
AISC, after by-product credits, per silver or gold ounce [3]	$6.65	$1,091	$4.47	N/A	$13.37	$1,091	N/A	$(0.83)	N/A
Increase/(decrease) over 2016	(47)%	(24)%	(59)%	N/A	(34)%	(24)%	N/A	65%	N/A

Nine Months Ended			Greens Creek		Lucky Friday	Casa Berardi		San Sebastian
September 30, 2017	Silver	Gold	Silver	Gold	Silver	Gold	Silver	Silver	Gold
Production (ounces)	9,500,058	171,720	6,205,659	39,289	769,080	113,209	26,681	2,498,638	19,222
Increase/(decrease) over 2016	(28)%	1%	(12)%	(1)%	(72)%	9%	11%	(27)%	(29)%
Cost of sales and other direct production costs and depreciation, depletion and amortization (000)	$173,160	$134,742	$140,241	N/A	$14,542	$134,742	N/A	$18,377	N/A
Increase/(decrease) over 2016	(24)%	26%	(5)%	N/A	(74)%	26%	N/A	(22)%	N/A
Cash costs, after by-product credits, per silver or gold ounce [2,5]	$0.16	$858	$0.73	N/A	$6.58	$858	N/A	$(3.23)	N/A
Increase/(decrease) over 2016	(95)%	14%	(84)%	N/A	(30)%	14%	N/A	5%	N/A
AISC, after by-product credits, per silver or gold ounce [3]	$8.06	$1,226	$5.60	N/A	$12.21	$1,226	N/A	$(0.14)	N/A
Increase/(decrease) over 2016	(32)%	(1)%	(45)%	N/A	(43)%	(1)%	N/A	94%	N/A

Greens Creek Mine - Alaska

At the Greens Creek mine, 2.3 million ounces of silver and 12,563 ounces of gold were produced in the third quarter, compared to 2.4 million ounces and 11,988 ounces, respectively, in the third quarter of 2016. Lower silver production resulted from lower grades due to mine sequencing. The mill operated at an average of 2,391 tons per day (tpd) in the third quarter, a record and 9% higher than the third quarter of 2016.

The cost of sales for the third quarter was $41.9 million, and the cash cost, after by-product credits, per silver ounce, was negative $0.15, compared to $58.4 million and $4.80, respectively, for the third quarter of 2016.2 The AISC, after by-product credits, was $4.47 per silver ounce for the third quarter compared to $11.02 in the third quarter of 2016.3 The per ounce silver costs were lower primarily due to higher base metals prices and the number of tons milled.

Lucky Friday Mine - Idaho

At the Lucky Friday mine, 88,298 ounces of silver were produced in the third quarter, compared to 887,364 ounces in the third quarter of 2016, with the decrease due to the ongoing strike by unionized employees. Limited production and capital improvements are being performed by salaried staff.

There was no cost of sales for the third quarter, as there were no concentrate shipments during the quarter, and the cash cost, after by-product credits, per silver ounce, was $11.60, compared to $19.5 million and $9.07, respectively, for the third quarter of 2016.2 The AISC, after by-product credits, was $13.37 per silver ounce for the third quarter compared to $20.22 in the third quarter of 2016, with the decrease due to lower capital spending as a result of completion of the #4 Shaft, partially offset by the costs of the ongoing strike.3

Casa Berardi - Quebec

At the Casa Berardi mine, a record 44,141 ounces of gold were produced in the third quarter, including 8,949 ounces from the East Mine Crown Pillar (EMCP) pit, compared to 31,949 ounces in the third quarter of 2016, with the increase primarily due to higher ore throughput and gold grades. The mill operated at an average of 3,545 tpd in the third quarter, an increase of 26% over the third quarter of 2016 due to ramp up of the EMCP pit, and set a monthly throughput record of 3,913 tpd in September.

The cost of sales was $48.6 million for the third quarter and the cash cost, after by-product credits, per gold ounce was $750, compared to $36.3 million and $915, respectively, in the prior year period.2,5 The decrease in cash cost, after by-product credits, per gold ounce is due to the higher gold production and reduced stripping at the EMCP pit. The AISC, after by-product credits, was $1,091 per gold ounce for the third quarter compared to $1,442 in the third quarter of 2016, primarily due to higher gold production, reduced stripping, and lower capital spending.5

The higher gold grades and production are expected to continue in the fourth quarter of 2017, combined with the reduced stripping costs at the EMCP pit, the improved cash cost, after by-product credits, and the AISC, after by-product credits, is anticipated to continue in the fourth quarter.

Automation of the 985 drift, which is under construction, is on track for commissioning by the end of the year, as are several other innovations such as the control room.

San Sebastian - Mexico

At the San Sebastian mine, 880,885 ounces of silver and 6,342 ounces of gold were produced in the third quarter, compared to 975,610 ounces and 8,189 ounces, respectively, in the third quarter of 2016. The lower silver and gold production was expected with lower ore throughput and lower gold grades. The mill operated at an average of 397 tpd in the third quarter.

The cost of sales was $6.7 million for the third quarter and the cash cost, after by-product credits, was negative $3.12 per silver ounce, compared to $6.5 million and negative $4.03, respectively, in the third quarter of 2016.2 The AISC, after by-product credits, was negative $0.83 per silver ounce for the third quarter compared to negative $2.39 in the third quarter of 2016, principally due to lower gold by-product credits and increased exploration and capital spending.3

Work is underway to transition from open pit mining and stockpile feeds to underground mining, which is expected to occur in early 2018. Construction of the ramp to connect the new portal to a ramp being driven from the existing workings continues, and the construction should be completed by year end. The Company has extended the mill agreement until the end of 2020.

EXPLORATION AND PRE-DEVELOPMENT

Expenditures

Exploration (including corporate development) expenses were $7.3 million, an increase of $3.4 million compared to the third quarter of 2016. Full year exploration (including corporate development) expenses are expected to be $20-$25 million, up from $14.7 million in 2016, in part reflecting more exploration at San Sebastian, Casa Berardi and Greens Creek and drilling at Kinskuch and Little Baldy.

A complete summary of exploration for the third quarter can be found in the news release entitled "Hecla Reports Third Quarter Drilling and Exploration Update" released on November 2, 2017.

PRE-DEVELOPMENT

Pre-development spending was $1.8 million for the quarter, for permitting of Rock Creek and Montanore.

The US Forest Service issued its Final Supplemental Environmental Impact Statement and its draft Record of Decision ("ROD") for Rock Creek in late June. That ROD was subject to a 45 day formal comment period, and the agency must consider any comments it receives prior to issuing its final ROD. We anticipate the final ROD in early 2018.

At the Montanore project, the Montana Federal District Court remanded the ROD to the US Forest Service and US Fish and Wildlife Service for further review. The Court's decision allows the agencies to issue a ROD for just the initial evaluation phase of the project, which has minimal environmental effects.

BASE METALS AND CURRENCY HEDGING

Base Metals Forward Sales Contracts

The following table summarizes the quantities of base metals committed under financially settled forward sales contracts at September 30, 2017:

	Pounds Under Contract
	(in thousands)		Average Price per Pound
	Zinc	Lead	Zinc	Lead
Contracts on forecasted sales
2017 settlements	441	2,866	$1.23	$1.05
2018 settlements	39,463	17,968	$1.27	$1.05
2019 settlements	14,330	8,267	$1.30	$1.07
2020 settlements	3,307	2,205	$1.27	$1.07

The contracts represent 26% of the forecasted payable zinc production for the next three years at an average price of $1.27 per pound, and 33% of the forecasted payable lead production for the next three years at an average price of $1.06 per pound.

Foreign Currency Forward Purchase Contracts

The following table summarizes the quantities of Canadian dollars and Mexican pesos committed under financially settled forward purchase contracts at September 30, 2017:

	Currency Under Contract
	(in thousands of CAD/MXN)		Average Exchange Rate
	CAD	MXN	CAD/USD	MXN/USD
2017 settlements	30,000	43,300	1.30	19.86
2018 settlements	76,500	—	1.29	—
2019 settlements	63,600	—	1.31	—
2020 settlements	30,000	—	1.29	—

2017 ESTIMATES7

The Company is providing updated annual estimates as follows:

2017 Production Outlook

	Silver Production	Gold Production	Silver Equivalent	Gold Equivalent
	(Moz)	(Koz)	(Moz)	(Koz)
Greens Creek	7.8-8.2	51-53	23.0-23.6	325-332
Lucky Friday	0.8-0.9		1.8-2.0	25-28
San Sebastian	3.0-3.4	24-25	4.7-5.2	66-73
Casa Berardi		155-157	11.1-11.2	155-157
Total	11.6-12.5	230-235	40.6-42.0	571-590

2017 Cost Outlook

	Costs of Sales (million)	Cash cost, after by- product credits, per silver/gold ounce[4,6]	AISC, after by-product credits, per produced silver/gold ounce[5]
Greens Creek	$201	$1.00	$7.00
Lucky Friday	$15	$7.50	$13.00
San Sebastian	$24	$(2.00)	$1.00
Total Silver	$240	$1.00	$9.00
Casa Berardi	$181	$800	$1,150
Total Gold	$181	$800	$1,150

2017 Capital and Exploration Outlook

2017E Capital expenditures (excluding capitalized interest)	$105-$110 million
2017E Exploration expenditures (includes Corporate Development)	$22-25 million
2017E Pre-development expenditures	$5 million

DIVIDENDS

The Board of Directors declared a quarterly cash dividend of $0.0025 per share of common stock, payable on or about December 1, 2017, to stockholders of record on November 21, 2017. The realized silver price was $17.01 in the third quarter and therefore did not satisfy the criteria for a larger dividend under the Company's dividend policy.

The Board of Directors also declared the regular quarterly dividend of $0.875 per share on the 157,816 outstanding shares of Series B Cumulative Convertible Preferred Stock. This represents a total amount to be paid of approximately $138,000. The cash dividend is payable on or about January 2, 2018 to shareholders of record on December 15, 2017.

CONFERENCE CALL AND WEBCAST

A conference call and webcast will be held Tuesday, November 7, at 11:00 a.m. Eastern Time to discuss these results. You may join the conference call by dialing toll-free 1-855-760-8158 or for international dialing 1-720-634-2922. The participant passcode is HECLA. Hecla's live and archived webcast can be accessed at www.hecla-mining.com under Investors or via Thomson StreetEvents Network.

ABOUT HECLA

Founded in 1891, Hecla Mining Company (NYSE:HL) is a leading low-cost U.S. silver producer with operating mines in Alaska, Idaho, and Mexico and is a gold producer with an operating mine in Quebec, Canada. The Company also has exploration and pre-development properties in seven world-class silver and gold mining districts in the U.S., Canada and Mexico, and an exploration office and investments in early-stage silver exploration projects in Canada.

NOTES

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles (GAAP). These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP.

(1) Adjusted net income applicable to common stockholders is a non-GAAP measurement, a reconciliation of which to net income applicable to common stockholders, the most comparable GAAP measure, can be found at the end of the release. Adjusted net income is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income, or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(2) Cash cost, after by-product credits, per silver and gold ounce is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization (sometimes referred to as "cost of sales" in this release), can be found at the end of the release. It is an important operating statistic that management utilizes to measure each mine's operating performance. It also allows the benchmarking of performance of each mines versus those of our competitors. As a primary silver mining company, management also uses the statistic on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare performance with that of other primary silver mining companies. With regard to Casa Berardi, management uses cash cost, after by-product credits, per gold ounce to compare its performance with other gold mines. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(3) All in sustaining cost (AISC), after by-product credits, is a non-GAAP measurement, a reconciliation of which to cost of sales and other direct production costs and depreciation, depletion and amortization, the closest GAAP measurement, can be found in the end of the release. AISC, after by-product credits, includes cost of sales and other direct production costs, expenses for reclamation and exploration at the mines sites, corporate exploration related to sustaining operations, and all site sustaining capital costs. AISC, after by-product credits, is calculated net of depreciation, depletion, and amortization and by-product credits.

Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Management believes that all in sustaining costs is a non-GAAP measure that provides additional information to management, investors and analysts to help (i) in the understanding of the economics of our operations and performance compared to other producers and (ii) in the transparency by better defining the total costs associated with production. Similarly, the statistic is useful in identifying acquisition and investment opportunities as it provides a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(4) Adjusted EBITDA is a non-GAAP measurement, a reconciliation of which to net income, the most comparable GAAP measure, can be found at the end of the release. Adjusted EBITDA is a measure used by management to evaluate the Company's operating performance but should not be considered an alternative to net income, or cash provided by operating activities as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. In addition, the Company may use it when formulating performance goals and targets under its incentive program.

(5) Cash cost, after by-product credits, per gold ounce is only applicable to Casa Berardi production. Gold produced from Greens Creek and San Sebastian is treated as a by-product credit against the silver cash cost.

Other

(6) Expectations for 2017 includes silver, gold, lead and zinc production from Greens Creek, San Sebastian and Casa Berardi converted using Au $1,225/oz, Ag $17.25/oz, Zn $1.30/lb, and Pb $1.05/lb. Lucky Friday expectations are currently suspended as there is currently a strike. Numbers may be rounded.

Cautionary Statements to Investors on Forward-Looking Statements

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws, including Canadian securities laws. Such forward-looking statements may include, without limitation: (i) estimates of future production and sales; (ii) estimates of future costs including cash cost, after by-product credits per ounce of silver/gold and AISC, after by-product credits, per ounce of silver/gold; (iii) estimates for 2017 for silver and gold production, silver equivalent production, cash cost, after by-product credits, AISC, after by-product credits, capital expenditures and exploration and pre-development expenditures (which assumes metal prices of gold at $1,225/oz, Ag $17.25/oz, Zn $1.30/lb, Pb $1.05; USD/CAD assumed to be $0.78, USD/MXN assumed to be $0.06) and the impact of the Lucky Friday strike; and (iv) expectations regarding the development, growth potential, financial performance and exploration potential of the Company’s projects, including the EMCP pits in Quebec and San Sebastian operations. Estimates or expectations of future events or results are based upon certain assumptions, which may prove to be incorrect. Such assumptions, include, but are not limited to: (i) there being no significant change to current geotechnical, metallurgical, hydrological and other physical conditions; (ii) permitting, development, operations and expansion of the Company’s projects being consistent with current expectations and mine plans; (iii) political/regulatory developments in any jurisdiction in which the Company operates being consistent with its current expectations; (iv) the exchange rate for the Canadian dollar to the U.S. dollar, being approximately consistent with current levels; (v) certain price assumptions for gold, silver, lead and zinc; (vi) prices for key supplies being approximately consistent with current levels; (vii) the accuracy of our current mineral reserve and mineral resource estimates; and (viii) the Company’s plans for development and production will proceed as expected and will not require revision as a result of risks or uncertainties, whether known, unknown or unanticipated. Where the Company expresses or implies an expectation or belief as to future events or results, such expectation or belief is expressed in good faith and believed to have a reasonable basis. However, such statements are subject to risks, uncertainties and other factors, which could cause actual results to differ materially from future results expressed, projected or implied by the “forward-looking statements.” Such risks include, but are not limited to gold, silver and other metals price volatility, operating risks, currency fluctuations, increased production costs and variances in ore grade or recovery rates from those assumed in mining plans, community relations, conflict resolution and outcome of projects or oppositions, litigation, political, regulatory, labor and environmental risks, and exploration risks and results, including that mineral resources are not mineral reserves, they do not have demonstrated economic viability and there is no certainty that they can be upgraded to mineral reserves through continued exploration. For a more detailed discussion of such risks and other factors, see the Company’s 2016 Form 10-K, filed on February 23, 2017, with the Securities and Exchange Commission (SEC), as well as the Company’s other SEC filings. The Company does not undertake any obligation to release publicly revisions to any “forward-looking statement,” including, without limitation, outlook, to reflect events or circumstances after the date of this news release, or to reflect the occurrence of unanticipated events, except as may be required under applicable securities laws. Investors should not assume that any lack of update to a previously issued “forward-looking statement” constitutes a reaffirmation of that statement. Continued reliance on “forward-looking statements” is at investors’ own risk.

Cautionary Statements to Investors on Reserves and Resources

Reporting requirements in the United States for disclosure of mineral properties are governed by the SEC and included in the SEC's Securities Act Industry Guide 7, entitled “Description of Property by Issuers Engaged or to be Engaged in Significant Mining Operations” (Guide 7). However, the Company is also a “reporting issuer” under Canadian securities laws, which require estimates of mineral resources and reserves to be prepared in accordance with Canadian National Instrument 43-101 (NI 43-101). NI 43-101 requires all disclosure of estimates of potential mineral resources and reserves to be disclosed in accordance with its requirements. Such Canadian information is being included here to satisfy the Company's “public disclosure” obligations under Regulation FD of the SEC and to provide U.S. holders with ready access to information publicly available in Canada.

Reporting requirements in the United States for disclosure of mineral properties under Guide 7 and the requirements in Canada under NI 43-101 standards are substantially different. This document contains a summary of certain estimates of the Company, not only of proven and probable reserves within the meaning of Guide 7, which requires the preparation of a “final” or “bankable” feasibility study demonstrating the economic feasibility of mining and processing the mineralization using the three-year historical average price for any reserve or cash flow analysis to designate reserves and that the primary environmental analysis or report be filed with the appropriate governmental authority, but also of mineral resource and mineral reserve estimates estimated in accordance with the definitional standards of the Canadian Institute of Mining, Metallurgy and Petroleum referred to in NI 43-101. The terms “measured resources”, “indicated resources,” and “inferred resources” are Canadian mining terms as defined in accordance with NI 43-101. These terms are not defined under Guide 7 and are not normally permitted to be used in reports and registration statements filed with the SEC in the United States, except where required to be disclosed by foreign law. The term “resource” does not equate to the term “reserve”. Under Guide 7, the material described herein as “indicated resources” and “measured resources” would be characterized as “mineralized material” and is permitted to be disclosed in tonnage and grade only, not ounces. The category of “inferred resources” is not recognized by Guide 7. Investors are cautioned not to assume that any part or all of the mineral deposits in such categories will ever be converted into proven or probable reserves. “Resources” have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of such a “resource” will ever be upgraded to a higher category or will ever be economically extracted. Investors are cautioned not to assume that all or any part of a “resource” exists or is economically or legally mineable. Investors are also especially cautioned that the mere fact that such resources may be referred to in ounces of silver and/or gold, rather than in tons of mineralization and grades of silver and/or gold estimated per ton, is not an indication that such material will ever result in mined ore which is processed into commercial silver or gold.

Qualified Person (QP) Pursuant to Canadian National Instrument 43-101

Dean McDonald, PhD. P.Geo., Senior Vice President - Exploration of Hecla Mining Company, who serves as a Qualified Person under National Instrument 43-101, supervised the preparation of the scientific and technical information concerning Hecla’s mineral projects in this news release. Information regarding data verification, surveys and investigations, quality assurance program and quality control measures and a summary of sample, analytical or testing procedures for the Greens Creek Mine are contained in a technical report prepared for Hecla titled “Technical Report for the Greens Creek Mine, Juneau, Alaska, USA” effective date March 28, 2013, and for the Lucky Friday Mine are contained in a technical report prepared for Hecla titled “Technical Report on the Lucky Friday Mine Shoshone County, Idaho, USA” effective date April 2, 2014, for the Casa Berardi Mine are contained in a technical report prepared for Hecla titled "Technical Report on the Mineral Resource and Mineral Reserve Estimate for the Casa Berardi Mine, Northwestern Quebec, Canada" effective date March 31, 2014 (the "Casa Berardi Technical Report"), and for the San Sebastian Mine are contained in a technical report prepared for Hecla titled "Technical Report for the San Sebastian Ag-Au Property, Durango, Mexico" effective date September 8, 2015. Also included in these three technical reports is a description of the key assumptions, parameters and methods used to estimate mineral reserves and resources and a general discussion of the extent to which the estimates may be affected by any known environmental, permitting, legal, title, taxation, socio-political, marketing or other relevant factors. Copies of these technical reports are available under Hecla's profile on SEDAR at www.sedar.com.

The current Casa Berardi drill program was performed on core sawed in half and included the insertion of blanks and standards of variable grade in every 24 core samples. Standards were generally provided by Analytical Solutions Ltd and prepared in 30 gram bags. Samples were sent to the Swastika Laboratories in Swastika, Ontario, a registered accredited laboratory, where they were dried, crushed, and split for gold analysis. Analysis for gold was completed by fire assay with AA finish. Gold over-limits were analyzed by fire assay with gravimetric finish. Data received from the lab were subject to validation using in-built program triggers to identify outside limit blank or standard assays that require re-analysis. Over 5% of the original pulps and rejects are sent for re-assay to ALS Chemex in Val d’Or for quality control.

Dr. McDonald reviewed and verified information regarding drill sampling, data verification of all digitally-collected data, drill surveys and specific gravity determinations relating to the Casa Berardi mine. The review encompassed quality assurance programs and quality control measures including analytical or testing practice, chain-of-custody procedures, sample storage procedures and included independent sample collection and analysis. This review found the information and procedures meet industry standards and are adequate for Mineral Resource and Mineral Reserve estimation and mine planning purposes.

HECLA MINING COMPANY
Condensed Consolidated Statements of Income
(dollars and shares in thousands, except per share amounts - unaudited)

	Third Quarter Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Sales of products	$140,839	$179,393	$417,662	$481,712
Cost of sales and other direct production costs	68,358	90,529	224,537	249,162
Depreciation, depletion and amortization	28,844	30,179	83,365	84,592
	97,202	120,708	307,902	333,754
Gross profit	43,637	58,685	109,760	147,958

Other operating expenses:
General and administrative	9,529	11,155	29,044	31,728
Exploration	7,255	3,859	17,622	10,171
Pre-development	1,757	550	4,061	1,475
Research and development	1,130	—	2,125	—
Other operating expense	134	962	1,615	2,535
Gain on disposition of properties, plants, equipment and mineral interests	(4,830)	(8)	(4,924)	(319)
Provision or closed operations and reclamation	2,940	2,162	5,044	4,779
Lucky Friday suspension-related costs	4,780	—	14,385	—
Acquisition costs	—	1,765	—	2,167
	22,695	20,445	68,972	52,536
Income from operations	20,942	38,240	40,788	95,422
Other income (expense):
(Loss) gain on derivative contracts	(11,226)	7	(16,548)	—
Loss on disposition of investments	—	—	(167)	—
Unrealized (loss) gain on investments	(124)	49	(73)	488
Foreign exchange (loss) gain	(4,764)	2,375	(10,909)	(7,713)
Interest and other income	541	145	1,185	346
Interest expense, net of amount capitalized	(9,358)	(5,574)	(28,423)	(16,655)
	(24,931)	(2,998)	(54,935)	(23,534)
(Loss) income before income taxes	(3,989)	35,242	(14,147)	71,888
Income tax benefit (provision)	5,401	(9,453)	18,377	(22,603)
Net income	1,412	25,789	4,230	49,285
Preferred stock dividends	(138)	(138)	(414)	(414)
Income applicable to common shareholders	$1,274	$25,651	$3,816	$48,871
Basic income per common share after preferred dividends	$0.00	$0.07	$0.01	$0.13
Diluted income per common share after preferred dividends	$0.00	$0.07	$0.01	$0.13
Weighted average number of common shares outstanding - basic	398,848	387,578	396,809	383,458
Weighted average number of common shares outstanding - diluted	401,258	389,918	400,176	386,318

HECLA MINING COMPANY
Condensed Consolidated Balance Sheets
(dollars and share in thousands - unaudited)

	September 30, 2017	December 31, 2016
ASSETS
Current assets:
Cash and cash equivalents	$172,923	$169,777
Short-term investments and securities	32,973	29,117
Accounts receivable:
Trade	6,982	20,082
Other, net	19,413	9,967
Inventories	62,727	50,023
Other current assets	16,317	12,125
Total current assets	311,335	291,091
Non-current investments	7,098	5,002
Non-current restricted cash and investments	1,076	2,200
Properties, plants, equipment and mineral interests, net	2,025,607	2,032,685
Non-current deferred income taxes	44,683	35,815
Other non-current assets and deferred charges	6,384	4,884
Total assets	$2,396,183	$2,371,677

LIABILITIES
Current liabilities:
Accounts payable and accrued liabilities	$46,847	$60,064
Accrued payroll and related benefits	29,085	36,515
Accrued taxes	5,081	9,061
Current portion of capital leases	5,852	5,653
Current portion of debt	—	470
Current portion of accrued reclamation and closure costs	6,514	5,653
Other current liabilities	22,418	8,809
Total current liabilities	115,797	126,225
Capital leases	7,436	5,838
Accrued reclamation and closure costs	80,758	79,927
Long-term debt	501,917	500,979
Non-current deferred tax liability	122,723	122,855
Non-current pension liability	43,451	44,491
Other non-current liabilities	11,160	11,518
Total liabilities	883,242	891,833

SHAREHOLDERS’ EQUITY
Preferred stock	39	39
Common stock	100,886	99,806
Capital surplus	1,617,669	1,597,212
Accumulated deficit	(166,602)	(167,437)
Accumulated other comprehensive loss	(20,884)	(34,602)
Treasury stock	(18,167)	(15,174)
Total shareholders’ equity	1,512,941	1,479,844
Total liabilities and shareholders’ equity	$2,396,183	$2,371,677
Common shares outstanding	399,019	395,287

HECLA MINING COMPANY
Condensed Consolidated Statements of Cash Flows
(dollars in thousands - unaudited)

	Nine Months Ended
	September 30, 2017	September 30, 2016
OPERATING ACTIVITIES
Net income	$4,230	$49,285
Non-cash elements included in net income:
Depreciation, depletion and amortization	87,634	83,900
Loss on disposition of investments	167	—
Gain on disposition of properties, plants, equipment and mineral interests	(4,924)	(319)
Unrealized loss (gain) on investments	73	(488)
Provision for reclamation and closure costs	3,379	3,685
Acquisition costs	—	1,048
Stock compensation	4,943	4,814
Deferred income taxes	(24,280)	10,330
Amortization of loan origination fees	1,415	1,397
Loss on derivative contracts	16,718	337
Foreign exchange loss	11,171	7,555
Other non-cash items, net	(1)	5
Change in assets and liabilities:
Accounts receivable	4,903	5,776
Inventories	(9,611)	(44)
Other current and non-current assets	(2,685)	(539)
Accounts payable and accrued liabilities	(7,759)	2,042
Accrued payroll and related benefits	(913)	8,621
Accrued taxes	(4,469)	(2,894)
Accrued reclamation and closure costs and other non-current liabilities	(5,876)	(1,397)
Cash provided by operating activities	74,115	173,114

INVESTING ACTIVITIES
Additions to properties, plants, equipment and mineral interests	(70,390)	(120,236)
Acquisition of other companies, net of cash acquired	—	(3,931)
Proceeds from disposition of properties, plants and equipment	151	348
Insurance proceeds received for damaged property	5,628	—
Purchases of investments	(36,916)	(32,847)
Maturities of short-term investments	31,169	7,240
Changes in restricted cash and investment balances	1,124	(3,900)
Net cash used in investing activities	(69,234)	(153,326)

FINANCING ACTIVITIES
Proceeds from issue of stock, net of related costs	9,610	8,121
Acquisition of treasury shares	(2,993)	(4,363)
Dividends paid to common shareholders	(2,978)	(2,882)
Dividends paid to preferred shareholders	(414)	(414)
Debt origination fees	(476)	(107)
Repayments of debt	(470)	(1,807)
Payments on capital leases	(5,065)	(6,328)
Net cash used in financing activities	(2,786)	(7,780)
Effect of exchange rates on cash	1,051	627
Net increase in cash and cash equivalents	3,146	12,635
Cash and cash equivalents at beginning of period	169,777	155,209
Cash and cash equivalents at end of period	$172,923	$167,844

HECLA MINING COMPANY
Production Data

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
GREENS CREEK UNIT
Tons of ore milled	219,983	202,523	627,900	610,879
Mining cost per ton	$69.46	$69.66	$69.64	$69.20
Milling cost per ton	$31.01	$31.55	$32.38	$31.07
Ore grade milled - Silver (oz./ton)	13.65	15.40	12.84	14.61
Ore grade milled - Gold (oz./ton)	0.089	0.088	0.095	0.095
Ore grade milled - Lead (%)	2.77	2.92	2.83	3.05
Ore grade milled - Zinc (%)	7.47	6.86	7.49	7.90
Silver produced (oz.)	2,344,315	2,445,328	6,205,659	7,020,688
Gold produced (oz.)	12,563	11,988	39,289	39,497
Lead produced (tons)	4,851	4,803	14,080	15,236
Zinc produced (tons)	14,325	12,144	40,697	42,330
Cash cost, after by-product credits, per silver ounce (1)	$(0.15)	$4.80	$0.73	$4.68
AISC, after by-product credits, per silver ounce (1)	$4.47	$11.02	$5.60	$10.18
Capital additions (in thousands)	$8,206	$14,163	$24,891	$35,200
LUCKY FRIDAY UNIT
Tons of ore milled	7,302	74,397	64,371	216,247
Mining cost per ton	$150.89	$99.13	$112.60	$99.27
Milling cost per ton	$13.15	$25.99	$22.93	$24.77
Ore grade milled - Silver (oz./ton)	12.87	12.40	12.45	13.05
Ore grade milled - Lead (%)	7.68	7.89	7.12	8.01
Ore grade milled - Zinc (%)	3.21	3.85	3.9	3.94
Silver produced (oz.)	88,298	887,364	769,080	2,721,991
Lead produced (tons)	519	5,608	4,346	16,604
Zinc produced (tons)	172	2,681	2,303	7,991
Cash cost, after by-product credits, per silver ounce (1)	$11.60	$9.07	$6.58	$9.34
AISC, after by-product credits, per silver ounce (1)	$13.37	$20.22	$12.21	$21.35
Capital additions (in thousands)	$208	$9,725	$5,000	$32,218

	Three Months Ended		Nine Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
CASA BERARDI UNIT
Tons of ore milled - underground	206,209	201,086	606,201	636,274
Tons of ore milled - surface pit	119,936	57,014	343,745	57,014
Tons of ore milled - total	326,145	258,100	949,946	693,288
Surface tons mined - ore and waste	2,010,524	1,217,526	6,427,067	1,217,526
Mining cost per ton of ore - underground	$98.96	$86.22	$98.71	$88.85
Mining cost per ton of ore - combined	$82.95	$92.17	$81.95	$90.53
Mining cost per ton of ore and waste - surface tons mined	$3.42	$5.05	$2.84	$5.05
Milling cost per ton	$16.19	$18.07	$16.28	$18.88
Ore grade milled - Gold (oz./ton) - underground	0.193	0.161	0.167	0.181
Ore grade milled - Gold (oz./ton) - surface pit	0.084	0.070	0.086	0.070
Ore grade milled - Gold (oz./ton) - combined	0.153	0.141	0.137	0.172
Ore grade milled - Silver (oz./ton)	0.03	0.04	0.03	0.04
Gold produced (oz.) - underground	35,192	28,437	87,622	100,770
Gold produced (oz.) - surface pit	8,949	3,512	25,587	3,512
Gold produced (oz.) - total	44,141	31,949	113,209	104,282
Cash cost, after by-product credits, per gold ounce (1)	$750	$915	$858	$750
AISC, after by-product credits, per gold ounce (1)	$1,091	$1,442	$1,226	$1,243
Capital additions (in thousands)	$13,775	$17,603	$38,249	$50,385
SAN SEBASTIAN
Tons of ore milled	36,482	40,192	111,623	108,750
Mining cost per ton	$35.69	$59.49	$38.70	$83.31
Milling cost per ton	$69.42	$66.88	$66.64	$68.52
Ore grade milled - Silver (oz./ton)	25.48	25.77	23.71	33.70
Ore grade milled - Gold (oz./ton)	0.184	0.216	0.183	0.265
Silver produced (oz.)	880,885	975,610	2,498,638	3,434,052
Gold produced (oz.)	6,342	8,189	19,222	27,000
Cash cost, after by-product credits, per silver ounce (1)	$(3.12)	$(4.03)	$(3.23)	$(3.40)
AISC, after by-product credits, per silver ounce (1)	$(0.83)	$(2.39)	$(0.14)	$(2.25)
Capital additions (in thousands)	$3,350	$530	$7,480	$1,223

(1) Cash cost, after by-product credits, per ounce and AISC, after by-product credits. per ounce represent non-U.S. Generally Accepted Accounting Principles (GAAP) measurements. A reconciliation of cost of sales and other direct production costs and depreciation, depletion and amortization (GAAP) to cash cost, after by-product credits can be found in the cash cost per ounce reconciliation section of this news release. Gold, lead and zinc produced have been treated as by-product credits in calculating silver costs per ounce. The primary metal produced at Casa Berardi is gold, with a by-product credit for the value of silver production.

Non-GAAP Measures
(Unaudited)

Reconciliation of Cost of Sales and Other Direct Production Costs and Depreciation, Depletion and Amortization (GAAP) to Cash Cost, Before By-product Credits and Cash Cost, After By-product Credits (non-GAAP) and All-In Sustaining Cost, Before By-product Credits and All-In Sustaining Cost, After By-product Credits (non-GAAP)

The tables below present reconciliations between the most comparable GAAP measure of cost of sales and other direct production costs and depreciation, depletion and amortization to the non-GAAP measures of (i) Cash Cost, Before By-product Credits, (ii) Cash Cost, After By-product Credits, (iii) AISC, Before By-product Credits and (iv) AISC, After By-product Credits for our operations at the Greens Creek, Lucky Friday, San Sebastian and Casa Berardi units and for the Company for the three- and nine-month periods ended September 30, 2017 and 2016, and for estimated amounts for the twelve months ended December 31, 2017.

Cash Cost, After By-product Credits, per Ounce is a measure developed by precious metals companies (including the Silver Institute) in an effort to provide a uniform standard for comparison purposes. There can be no assurance, however, that these non-GAAP measures as we report them are the same as those reported by other mining companies.

Cash Cost, After By-product Credits, per Ounce is an important operating statistic that we utilize to measure each mine's operating performance. We have recently started reporting AISC, After By-product Credits, per Ounce which we use as a measure of our mines' net cash flow after costs for exploration, pre-development, reclamation, and sustaining capital. This is similar to the Cash Cost, After By-product Credits, per Ounce non-GAAP measure we report, but also includes on-site exploration, reclamation, and sustaining capital costs. Current GAAP measures used in the mining industry, such as cost of goods sold, do not capture all the expenditures incurred to discover, develop and sustain silver and gold production. Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce also allow us to benchmark the performance of each of our mines versus those of our competitors. As a primary silver mining company, we also use these statistics on an aggregate basis - aggregating the Greens Creek, Lucky Friday and San Sebastian mines - to compare our performance with that of other primary silver mining companies. With regard to Casa Berardi, we use Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce to compare its performance with other gold mines. Similarly, these statistics are useful in identifying acquisition and investment opportunities as they provide a common tool for measuring the financial performance of other mines with varying geologic, metallurgical and operating characteristics.

Cash Cost, Before By-product Credits and AISC, Before By-product Credits include all direct and indirect operating cash costs related directly to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining expense, on-site general and administrative costs, royalties and mining production taxes. AISC, Before By-product Credits for each mine also includes on-site exploration, reclamation, and sustaining capital costs. AISC, Before By-product Credits for our consolidated silver properties also includes corporate costs for general and administrative expense, exploration and sustaining capital projects. By-product credits include revenues earned from all metals other than the primary metal produced at each unit. As depicted in the tables below, by-product credits comprise an essential element of our silver unit cost structure, distinguishing our silver operations due to the polymetallic nature of their orebodies.

In addition to the uses described above, Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce provide management and investors an indication of operating cash flow, after consideration of the average price, received from production. We also use these measurements for the comparative monitoring of performance of our mining operations period-to-period from a cash flow perspective.

The Casa Berardi section below reports Cash Cost, After By-product Credits, per Gold Ounce and AISC, After By-product Credits, per Gold Ounce for the production of gold, its primary product, and by-product revenues earned from silver, which is a by-product at Casa Berardi. Only costs and ounces produced relating to units with the same primary product are combined to represent Cash Cost, After By-product Credits, per Ounce and AISC, After By-product Credits, per Ounce. Thus, the gold produced at our Casa Berardi unit is not included as a by-product credit when calculating Cash Cost, After By-product Credits, per Silver Ounce and AISC, After By-product Credits, per Silver Ounce for the total of Greens Creek, Lucky Friday and San Sebastian, our combined silver properties. Similarly, the silver produced at our other three units is not included as a by-product credit when calculating the similar gold metrics for Casa Berardi.

In thousands (except per ounce amounts)	Three Months Ended September 30, 2017
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi (Gold)	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$41,927	—	$6,680		$48,607	$48,595	$97,202
Depreciation, depletion and amortization	(12,607)	—	(641)		(13,248)	(15,596)	(28,844)
Treatment costs	12,067	440	422		12,929	682	13,611
Change in product inventory	7,675	1,960	(627)		9,008	(288)	8,720
Reclamation and other costs	(394)	18	(494)		(870)	(124)	(994)
Cash Cost, Before By-product Credits (1)	48,668	2,418	5,340		56,426	33,269	89,695
Reclamation and other costs	666	38	117		821	123	944
Exploration	1,944	(2)	1,495	477	3,914	1,161	5,075
Sustaining capital	8,210	119	402	1,105	9,836	13,775	23,611
General and administrative				9,529	9,529		9,529
AISC, Before By-product Credits (1)	59,488	2,573	7,354		80,526	48,328	128,854
By-product credits:
Zinc	(27,046)	(293)			(27,339)		(27,339)
Gold	(13,907)		(8,088)		(21,995)		(21,995)
Lead	(8,067)	(1,102)			(9,169)		(9,169)
Silver						(161)	(161)
Total By-product credits	(49,020)	(1,395)	(8,088)		(58,503)	(161)	(58,664)
Cash Cost, After By-product Credits	$(352)	$1,023	$(2,748)		$(2,077)	$33,108	$31,031
AISC, After By-product Credits	$10,468	$1,178	$(734)		$22,023	$48,167	$70,190
Divided by ounces produced	2,344	88	880		3,312	44
Cash Cost, Before By-product Credits, per Ounce	$20.75	$27.44	$6.07		$17.03	$753.70
By-product credits per ounce	(20.90)	(15.84)	(9.19)		(17.66)	(3.65)
Cash Cost, After By-product Credits, per Ounce	$(0.15)	$11.60	$(3.12)		$(0.63)	$750.05
AISC, Before By-product Credits, per Ounce	$25.37	$29.21	$8.36		$24.31	$1,094.86
By-product credits per ounce	(20.90)	(15.84)	(9.19)		(17.66)	(3.65)
AISC, After By-product Credits, per Ounce	$4.47	$13.37	$(0.83)		$6.65	$1,091.21

In thousands (except per ounce amounts)	Three Months Ended September 30, 2016
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi (Gold)	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$58,397	$19,484	$6,532		$84,413	$36,295	$120,708
Depreciation, depletion and amortization	(16,091)	(2,946)	(677)		(19,714)	(10,465)	(30,179)
Treatment costs	15,114	5,211	348		20,673	218	20,891
Change in product inventory	(10,407)	(46)	930		(9,523)	3,460	(6,063)
Reclamation and other costs	2,273	(171)	(140)		1,962	(115)	1,847
Cash Cost, Before By-product Credits (1)	49,286	21,532	6,993		77,811	29,393	107,204
Reclamation and other costs	682	165	42		889	117	1,006
Exploration	349	—	1,051	421	1,821	655	2,476
Sustaining capital	14,162	9,725	506	76	24,469	16,078	40,547
General and administrative				11,155	11,155		11,155
AISC, Before By-product Credits (1)	64,479	31,422	8,592		116,145	46,243	162,388
By-product credits:
Zinc	(17,152)	(4,201)			(21,353)		(21,353)
Gold	(13,807)		(10,922)		(24,729)		(24,729)
Lead	(6,577)	(9,284)			(15,861)		(15,861)
Silver						(162)	(162)
Total By-product credits	(37,536)	(13,485)	(10,922)		(61,943)	(162)	(62,105)
Cash Cost, After By-product Credits	$11,750	$8,047	$(3,929)		$15,868	$29,231	$45,099
AISC, After By-product Credits	$26,943	$17,937	$(2,330)		$54,202	$46,081	$100,283
Divided by ounces produced	2,445	887	976		4,308	32
Cash Cost, Before By-product Credits, per Ounce	$20.15	$24.26	$7.16		$18.06	$920.00
By-product credits per ounce	(15.35)	(15.19)	(11.19)		(14.38)	(5.07)
Cash Cost, After By-product Credits, per Ounce	$4.80	$9.07	$(4.03)		$3.68	$914.93
AISC, Before By-product Credits, per Ounce	$26.37	$35.41	$8.80		$26.96	$1,447.40
By-product credits per ounce	(15.35)	(15.19)	(11.19)		(14.38)	(5.07)
AISC, After By-product Credits, per Ounce	$11.02	$20.22	$(2.39)		$12.58	$1,442.33

In thousands (except per ounce amounts)	Nine Months Ended September 30, 2017
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi (Gold)	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$140,241	$14,542	$18,377		$173,160	$134,742	$307,902
Depreciation, depletion and amortization	(39,442)	(2,433)	(2,036)		(43,911)	(39,454)	(83,365)
Treatment costs	37,621	4,257	906		42,784	1,774	44,558
Change in product inventory	5,398	1,811	(192)		7,017	881	7,898
Reclamation and other costs	(1,474)	(163)	(1,089)		(2,726)	(354)	(3,080)
Cash Cost, Before By-product Credits (1)	142,344	18,014	15,966		176,324	97,589	273,913
Reclamation and other costs	1,999	217	351		2,567	353	2,920
Exploration	3,339	(1)	4,984	1,307	9,629	3,029	12,658
Sustaining capital	24,895	4,109	2,379	2,275	33,658	38,245	71,903
General and administrative				29,044	29,044		29,044
AISC, Before By-product Credits (1)	172,577	22,339	23,680		251,222	139,216	390,438
By-product credits:
Zinc	(72,472)	(4,353)			(76,825)		(76,825)
Gold	(42,675)		(24,032)		(66,707)		(66,707)
Lead	(22,696)	(8,599)			(31,295)		(31,295)
Silver						(450)	(450)
Total By-product credits	(137,843)	(12,952)	(24,032)		(174,827)	(450)	(175,277)
Cash Cost, After By-product Credits	$4,501	$5,062	$(8,066)		$1,497	$97,139	$98,636
AISC, After By-product Credits	$34,734	$9,387	$(352)		$76,395	$138,766	$215,161
Divided by ounces produced	6,206	769	2,498		9,473	113
Cash Cost, Before By-product Credits, per Ounce	$22.94	$23.42	$6.39		$18.62	$862.02
By-product credits per ounce	(22.21)	(16.84)	(9.62)		(18.46)	(3.97)
Cash Cost, After By-product Credits, per Ounce	$0.73	$6.58	$(3.23)		$0.16	$858.05
AISC, Before By-product Credits, per Ounce	$27.81	$29.05	$9.48		$26.52	$1,229.72
By-product credits per ounce	(22.21)	(16.84)	(9.62)		(18.46)	(3.97)
AISC, After By-product Credits, per Ounce	$5.60	$12.21	$(0.14)		$8.06	$1,225.75

In thousands (except per ounce amounts)	Nine Months Ended September 30, 2016
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi (Gold)	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$146,984	$56,696	$23,435		$227,115	$106,639	$333,754
Depreciation, depletion and amortization	(40,746)	(8,775)	(2,508)		(52,029)	(32,563)	(84,592)
Treatment costs	46,069	15,323	1,193		62,585	627	63,212
Change in product inventory	(6,083)	(1,102)	1,743		(5,442)	4,212	(1,230)
Reclamation and other costs	348	(556)	(1,583)		(1,791)	(344)	(2,135)
Cash Cost, Before By-product Credits (1)	146,572	61,586	22,280		230,438	78,571	309,009
Reclamation and other costs	2,045	495	126		2,666	345	3,011
Exploration	1,368	—	2,349	1,286	5,003	2,280	7,283
Sustaining capital	35,199	32,203	1,494	486	69,382	48,860	118,242
General and administrative				31,728	31,728		31,728
AISC, Before By-product Credits (1)	185,184	94,284	26,249		339,217	130,056	469,273
By-product credits:
Zinc	(52,104)	(10,685)			(62,789)		(62,789)
Gold	(42,017)		(33,961)		(75,978)		(75,978)
Lead	(19,598)	(25,485)			(45,083)		(45,083)
Silver						(409)	(409)
Total By-product credits	(113,719)	(36,170)	(33,961)		(183,850)	(409)	(184,259)
Cash Cost, After By-product Credits	$32,853	$25,416	$(11,681)		$46,588	$78,162	$124,750
AISC, After By-product Credits	$71,465	$58,114	$(7,712)		$155,367	$129,647	$285,014
Divided by ounces produced	7,021	2,722	3,434		13,177	104
Cash Cost, Before By-product Credits, per Ounce	$20.88	$22.63	$6.49		$17.49	$753.45
By-product credits per ounce	(16.20)	(13.29)	(9.89)		(13.95)	(3.92)
Cash Cost, After By-product Credits, per Ounce	$4.68	$9.34	$(3.40)		$3.54	$749.53
AISC, Before By-product Credits, per Ounce	$26.38	$34.64	$7.64		$25.74	$1,247.15
By-product credits per ounce	(16.20)	(13.29)	(9.89)		(13.95)	(3.92)
AISC, After By-product Credits, per Ounce	$10.18	$21.35	$(2.25)		$11.79	$1,243.23

In thousands (except per ounce amounts)	Estimate for the Twelve Months Ended December 31, 2017
	Greens Creek	Lucky Friday(2)	San Sebastian	Corporate(3)	Total Silver	Casa Berardi (Gold)	Total
Cost of sales and other direct production costs and depreciation, depletion and amortization	$201,000	$15,000	$24,000		$240,000	$181,000	$421,000
Depreciation, depletion and amortization	(56,000)	(3,000)	(3,000)		(62,000)	(55,000)	(117,000)
Treatment costs	48,000	5,000	1,000		54,000	1,000	55,000
Change in product inventory	(1,000)	3,000	2,000		4,000	(1,000)	3,000
Reclamation and other costs	(2,000)	1,000	1,000		—	(1,000)	(1,000)
Cash Cost, Before By-product Credits (1)	190,000	21,000	25,000		236,000	125,000	361,000
Reclamation and other costs	2,000	—	1,000		3,000	1,000	4,000
Exploration	4,000	—	5,000	2,500	11,500	4,000	15,500
Sustaining capital	39,000	4,400	3,000	2,000	48,400	48,000	96,400
General and administrative				35,000	35,000		35,000
AISC, Before By-product Credits (1)	235,000	25,400	34,000		333,900	178,000	511,900
By-product credits:
Zinc	(97,000)	(5,000)			(102,000)		(102,000)
Gold	(56,000)		(31,000)		(87,000)		(87,000)
Lead	(30,000)	(10,000)			(40,000)		(40,000)
Silver						(1,000)	(1,000)
Total By-product credits	(183,000)	(15,000)	(31,000)		(229,000)	(1,000)	(230,000)
Cash Cost, After By-product Credits	$7,000	$6,000	$(6,000)		$7,000	$124,000	$131,000
AISC, After By-product Credits	$52,000	$10,400	$3,000		$104,900	$177,000	$281,900
Divided by ounces produced	7,800	800	3,000		11,600	155
Cash Cost, Before By-product Credits, per Ounce	$24.36	$26.25	$8.33		$20.34	$806
By-product credits per ounce	(23.46)	(18.75)	(10.33)		(19.74)	(6)
Cash Cost, After By-product Credits, per Ounce	$0.90	$7.50	$(2.00)		$0.60	$800
AISC, Before By-product Credits, per Ounce	$30.13	$31.75	$11.33		$28.78	$1,148
By-product credits per ounce	(23.46)	(18.75)	(10.33)		(19.74)	(6)
AISC, After By-product Credits, per Ounce	$6.67	$13.00	$1.00		$9.04	$1,142

(1)	Includes all direct and indirect operating costs related to the physical activities of producing metals, including mining, processing and other plant costs, third-party refining and marketing expense, on-site general and administrative costs, royalties and mining production taxes, before by-product revenues earned from all metals other than the primary metal produced at each unit. AISC, Before By-product Credits also includes on-site exploration, reclamation, and sustaining capital costs.

(2)	The unionized employees at Lucky Friday have been on strike since March 13, 2017, and production at Lucky Friday has been limited since that time. For the first nine months of 2017, costs related to suspension of full production totaling approximately $11.1 million, along with $3.3 million in non-cash depreciation expense for that period, have been excluded from the calculations of cost of sales and other direct production costs and depreciation, depletion and amortization, Cash Cost, Before By-product Credits, Cash Cost, After By-product Credits, AISC, Before By-product Credits, and AISC, After By-product Credits.

(3)	AISC, Before By-product Credits for our consolidated silver properties includes corporate costs for general and administrative expense, exploration and sustaining capital.

Reconciliation of Net Income Applicable to Common Shareholders (GAAP) to Adjusted Net Income Applicable to Common Stockholders (non-GAAP)

This release refers to a non-GAAP measure of adjusted net income applicable to common stockholders and adjusted net income per share, which are indicators of our performance. They exclude certain impacts which are of a nature which we believe are not reflective of our underlying performance. Management believes that adjusted net income per common share provides investors with the ability to better evaluate our underlying operating performance.

Dollars are in thousands (except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Net income applicable to common shareholders (GAAP)	$1,274	$25,651	$3,816	$48,871
Adjusting items:
Losses (gains) on derivatives contracts	11,226	(7)	16,548	—
Provisional price (gains) losses	(1,244)	1,141	(564)	(376)
Environmental accruals	—	689	—	1,351
Foreign exchange loss (gain)	4,764	(2,375)	10,909	7,713
Lucky Friday suspension-related costs	4,780	—	14,385	—
Acquisition costs	—	1,765	—	2,167
Bond offering costs	—	—	887	—
Gain on disposal of properties, plants, equipment and mineral interests	(4,830)	(8)	(4,924)	(319)
Nonrecurring deferred income tax adjustments	—	—	(17,486)	—
Income tax effect of above adjustments	—	(1,432)	—	(1,129)
Adjusted net income applicable to common shareholders	$15,970	$25,424	$23,571	$58,278
Weighted average shares - basic	398,848	387,578	396,809	383,458
Weighted average shares - diluted	401,258	389,918	400,176	386,318
Basic adjusted net income per common share	$0.04	$0.07	$0.06	$0.15
Diluted adjusted net income per common share	$0.04	$0.07	$0.06	$0.15

Reconciliation of Net Income (Loss) (GAAP) and Debt (GAAP) to Adjusted EBITDA (non-GAAP) and Net Debt (non-GAAP)

This release refers to the non-GAAP measures of adjusted earnings before interest, taxes, depreciation and amortization ("Adjusted EBITDA"), which is a measure of our operating performance, and net debt to adjusted EBITDA for the last 12 months (or "LTM adjusted EBITDA"), which is a measure of our ability to service our debt. Adjusted EBITDA is calculated as net income (loss) before the following items: interest expense, income tax provision, depreciation, depletion, and amortization expense, exploration expense, pre-development expense, acquisition costs, foreign exchange gains and losses, gains and losses on derivative contracts, Lucky Friday suspension-related costs, provisional price gains and losses, stock-based compensation, unrealized gains on investments, provisions for closed operations, and interest and other income (expense). Net debt is calculated as total debt, which consists of the liability balances for our Senior Notes, capital leases, and other notes payable, less the total of our cash and cash equivalents and short-term investments. Management believes that, when presented in conjunction with comparable GAAP measures, Adjusted EBITDA and net debt to LTM adjusted EBITDA are useful to investors in evaluating our operating performance and ability to meet our debt obligations. The following table reconciles net income (loss) and debt to Adjusted EBITDA and net debt:

Dollars are in thousands	Three Months Ended		Nine Months Ended		Twelve Months Ended
	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016	September 30, 2017	September 30, 2016
Net income (loss)	$1,412	$25,789	$4,230	$49,285	$24,492	$(13,678)
Plus: Interest expense, net of amount capitalized	9,358	5,574	28,423	16,655	33,564	22,694
Plus/(Less): Income taxes	(5,401)	9,453	(18,377)	22,603	(13,552)	83,106
Plus: Depreciation, depletion and amortization	28,844	30,179	83,365	84,592	114,241	115,432
Plus: Exploration expense	7,255	3,859	17,622	10,171	22,171	13,168
Plus: Pre-development expense	1,757	550	4,061	1,475	5,723	1,854
Plus: Acquisition costs	—	1,765	—	2,167	528	2,167
Plus: Lucky Friday suspension-related costs	4,780	—	14,385	—	14,385	—
Less: Gain on disposition of properties, plants, equipment and mineral interests	(4,830)	(8)	(4,924)	(319)	(4,752)	(90)
Plus: Stock-based compensation	2,120	1,347	4,951	4,561	6,322	5,950
Plus: Provision for closed operations and environmental matters	1,132	1,680	3,379	3,685	4,507	4,693
Plus/(Less): Foreign exchange loss (gain)	4,764	(2,375)	10,909	7,713	6,122	2,680
Plus/(Less): Losses (gains) on derivative contracts	11,226	(7)	16,548	—	12,125	—
(Less)/Plus: Provisional price losses/(gains)	(1,244)	1,141	(564)	(376)	730	(449)
(Less)/Plus: Other	(417)	(194)	(945)	(834)	(441)	(1,426)
Adjusted EBITDA	$60,756	$78,753	$163,063	$201,378	$226,165	$236,101
Total debt					$515,205	$515,757
Less: Cash, cash equivalents and short-term investments					$(205,896)	$(192,378)
Net debt					$309,309	$323,379
Net debt/LTM adjusted EBITDA (non-GAAP)					1.4	1.4

Reconciliation of Cash Provided by Operating Activities (GAAP) to Free Cash Flow (non-GAAP)

This release refers to a non-GAAP measure of free cash flow, calculated as cash provided by operating activities, less additions to properties, plants, equipment and mineral interests. Management believes that, when presented in conjunction with comparable GAAP measures, free cash flow is useful to investors in evaluating our operating performance. The following table reconciles cash provided by operating activities to free cash flow:

Dollars are in thousands	Three Months Ended
	September 30, 2017	September 30, 2016
Cash provided by operating activities	$28,294	$86,976
Less: Additions to properties, plants equipment and mineral interests	(24,426)	(43,276)
Less: Troy reclamation insurance settlement	—	(16,000)
Free cash flow	$3,868	$27,700

CONTACT:
Hecla Mining Company
Mike Westerlund, 800-HECLA91 (800-432-5291)
Vice President - Investor Relations
hmc-info@hecla-mining.com
www.hecla-mining.com